Exhibit 99.1

FOR IMMEDIATE RELEASE

T2 Biosystems Reports 2015 First Quarter Results

LEXINGTON, Mass. — May 5, 2015 — T2 Biosystems (NASDAQ:TTOO) today reported operating highlights and financial results for the first quarter ended March 31, 2015. Recent operational highlights included:

•                  The Company secured two customer contracts and one completed installation for the T2Candida® Panel and T2Dx® Instrument

•                  Results from an analysis of the impact of using the Company’s T2Candida Panel were published in Future Microbiology. The study found that in a 500-bed hospital with an average of 5,100 symptomatic patients at high risk for developing a Candida infection, early detection with the utilization of T2Candida could provide an annual cost savings of approximately $5.8 million and the prevention of 60 percent of Candida-related deaths.

•                  The Company entered into a multiyear, strategic agreement with Canon U.S. Life Sciences, Inc. to jointly develop a novel diagnostic test to rapidly detect Lyme disease

•                  Results from the first large, multicenter clinical trial for the T2Candida Panel and the T2Dx Instrument were published in Clinical Infectious Disease and demonstrated 91.1% sensitivity and specificity of 99.4 percent for sepsis pathogen detection in three to five hours without the need for blood culture

•                  An article supporting the use of T2MR® as a platform with the potential to significantly impact the field of diagnostics was published in The Journal of the American Medical Association (JAMA)

“We are delighted to report that we secured initial customer contracts for our T2Candida Panel and the T2Dx Instrument, and we are very encouraged by the number of institutions who are now in the later stages of the adoption process,” said John McDonough, president and CEO of T2 Biosystems. “The most recent publication in Future Microbiology has provided our growing sales team additional peer-reviewed evidence of the significant cost and life savings of the T2Candida Panel, which is critical given the increasing demand for improved efficiency and outcomes in the hospital setting.”

Financial Results

In the first quarter of 2015, the Company generated revenue primarily from research and development agreements, as well as nominal revenue from the sale of products. Total revenue in the first quarter of this year was $188,000 which primarily consisted of revenue related to co-development efforts with third parties. The Company did not record any revenue in the first quarter of 2014.

Total operating expenses for the first quarter of 2015 were $10.3 million compared to $6.9 million for the first quarter of 2014. The increase in operating expenses was mainly associated with research and development activities for additional applications of T2MR, expansion of marketing programs, build-out of the U.S. commercial infrastructure, and increases in share-based compensation charges and incremental expenses related to being a public company.

The net loss applicable to common shareholders for the first quarter of 2015 was $10.6 million, or $0.53 loss per share, compared to $8.8 million (after adjustments for accretion of redeemable convertible preferred stock), or $6.25 loss per share for the first quarter of 2014. The increased loss was principally due to the increased operating expenses noted above. The loss per share calculation for the first quarter was impacted by the overall increase in common shares outstanding resulting from the August 7, 2014 initial public offering.

The Company’s balance sheet as of March 31, 2015, showed total cash and cash equivalents of $65.3 million.

Conference Call

T2 Biosystems’ management will discuss the Company’s financial results for the first quarter ended March 31, 2015, and provide a general business update during a conference call beginning at 4:30 p.m. Eastern Time today, Tuesday, May 5, 2015. To join the call, participants may dial 1-877-407-4018 (U.S.) or 1-201-689-8471 (International). To listen to the live call via T2 Biosystems’ website, go to www.t2biosystems.com, in the Events & Presentations section. A webcast replay of the call will be available for 30 days following the conclusion of the call in the Events & Presentations section of the website.

About T2 Biosystems

T2 Biosystems is focused on developing innovative diagnostic products to improve patient health. With two FDA-cleared products targeting sepsis and a range of additional products in development, T2 Biosystems is an emerging leader in the field of in vitro diagnostics. The Company is utilizing its proprietary T2 Magnetic Resonance platform, or T2MR®, to develop a broad set of applications aimed at lowering mortality rates, improving patient outcomes and reducing the cost of healthcare by helping medical professionals make targeted treatment decisions earlier. T2MR enables the fast and sensitive detection of pathogens, biomarkers and other abnormalities in a variety of unpurified patient sample types, including whole blood, eliminating the time-consuming sample prep required in current methods. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the performance of the Company’s diagnostic products and the ability to bring such products to market. These and other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as supplemented or amended from time to time under “Item 1A.—Risk Factors” in our Quarterly Reports on Form 10-Q, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Media Contact:

Katie Engleman, Pure Communications

katie@purecommunicationsinc.com

910-509-3977

Investor Contact:

Matt Clawson, Pure Communications

matt@purecommunicationsinc.com

949-370-8500

-     Tables to Follow —

T2 Biosystems, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Quarter Ended	Quarter Ended
	March 31, 2015	March 31, 2014

Revenue:
Product revenue	$10	$—
Research revenue	178	—
Total revenue	188	—
Costs and expenses:
Cost of product revenue	3	—
Research and development expenses	5,868	5,065
Selling, general and administrative expenses	4,468	1,842
Total costs and expenses	10,339	6,907
Loss from operations	(10,151)	(6,907)
Interest expense, net	(477)	(86)
Other income, net	9	73
Net loss	$(10,619)	$(6,920)
Comprehensive Loss	$(10,619)	$(6,920)
Reconciliation of net loss to net loss applicable to common stockholders:
Net loss	$(10,619)	$(6,920)
Accretion of redeemable convertible preferred stock to redemption value	—	(1,906)
Net loss applicable to common stockholders	$(10,619)	$(8,826)
Net loss per share applicable to common stockholders - basic and diluted	$(0.53)	$(6.25)
Weighted-average number of shares of common stock used in computing net loss per share applicable to common stockholders — basic and diluted	20,080,515	1,411,961

T2 Biosystems, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	March 31, 2015	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$65,295	$73,849
Accounts receivable	88	201
Prepaid expenses and other current assets	686	1,076
Inventories	252	115
Restricted cash	80	80
Total current assets	66,401	75,321
Property and equipment, net	5,332	2,760
Restricted cash, net of current portion	260	260
Deferred tax assets	313	313
Other assets	468	480
Total assets	$72,774	$79,134
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,173	$735
Accrued expenses	3,426	3,662
Notes payable	300	295
Deferred revenue	2,029	80
Deferred tax liabilities	313	313
Lease incentives	214	87
Total current liabilities	7,455	5,172
Notes payable, net of current portion	20,592	20,660
Lease incentives, net of current portion	995	106
Other liabilities	252	195
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized at March 31, 2015 and December 31, 2014; 20,198,969 and 20,041,645 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	20	20
Additional paid-in capital	157,673	156,576
Accumulated deficit	(114,213)	(103,595)
Total stockholders’ equity	43,480	53,001
Total liabilities and stockholders’ equity	$72,774	$79,134

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